Exhibit 99.1

Contact

Media/Analysts/Investors:

Sailash Patel

919.456.7814

sailash.patel@furiex.com

Furiex Reports Third Quarter 2011 Financial Results

Third Quarter 2011 Highlights:

•	Third quarter 2011 royalty revenue of $1.3 million, an increase of $0.4 million from second quarter 2011.

•	Cash, cash equivalents and short-term investments balance of $54.8 million as of September 30, 2011.

•	Loan agreement to provide up to $15.0 million in capital through a secured term loan closed during the third quarter 2011.

Recent Events:

•	Positive Phase II study results for MuDelta in treatment of diarrhea-predominant irritable bowel syndrome; successful End-of-Phase II meeting with the U.S. Food and Drug Administration.

•	Acquired exclusive global rights to develop and commercialize MuDelta.

•	Completed enrollment for PPD-10558 Phase II study of patients previously intolerant to statins due to statin associated myalgia.

MORRISVILLE, N.C. (November 1, 2011) – Furiex Pharmaceuticals, Inc. (Nasdaq: FURX) today reported its financial and operating results for the quarter ended September 30, 2011. Furiex was spun off from PPD, Inc. as a separate public company effective June 14, 2010. As a result, the Furiex financial information prior to that date was derived from PPD’s discovery sciences segment and does not reflect the consolidated results of operations or cash flows of the company had it been a separate, stand-alone entity.

Furiex recorded third quarter royalty revenues of $1.3 million, compared to $0.3 million for the same period in the prior year. Royalty revenue included royalties related to Priligy™ sales in various countries outside of the United States and Nesina® sales in Japan.

Research and development expenses were $12.0 million for the quarter ended September 30, 2011, compared to $20.0 million for the same period in the prior year. The decrease of $8.0 million in research and development expenses was a result of an approximate $10.8 million decrease in development costs related to the two therapeutic compounds licensed from Janssen Pharmaceutica N.V. in November 2009, MuDelta and JNJ-Q2, offset by a $2.8 million increase in development costs associated with the novel statin, PPD-10558.

Third quarter selling, general and administrative expenses were $2.1 million for 2011, compared to $1.5 million for the third quarter of 2010. The increase in selling, general and administrative expenses was the result of additional costs associated with legal and consulting services of $0.5 million in the third quarter of 2011.

Operating loss was $12.9 million for the third quarter of 2011, compared to $21.2 million for the third quarter of 2010. Net loss of $13.0 million in the third quarter of 2011 represents an $8.2 million decrease from net loss of $21.2 million in the third quarter of 2010. The decrease in operating and net loss during the third quarter of 2011, as compared to the third quarter of 2010, relates primarily to the decrease in research and development expenses of $8.0 million.

Net loss per share for the third quarter of 2011 was $1.32, compared to $2.14 for the third quarter of 2010.

“With the successful completion of our MuDelta Phase II study and enrollment of our PPD-10558 Phase II study, we continue to demonstrate our ability and commitment to advance our pipeline products rapidly toward commercialization,” said June Almenoff, M.D., Ph.D., president and chief medical officer of Furiex.

Added Fred Eshelman, Pharm.D., chairman of Furiex, “Focused and disciplined execution from the Furiex team resulted in another quarter with positive news flow. Our product portfolio continues to demonstrate increasing value, evidenced by a 46 percent increase in royalty revenue over last quarter.”

Furiex will conduct a live conference call and webcast Wednesday, November 2, 2011, at 9:00 a.m. ET to discuss its third quarter 2011 results and financial outlook for 2011 as well as provide an overview of its business and pipeline. A Q&A session will follow. All interested parties can access the webcast through the Presentations & Events link in the Investors section of the Furiex website at www.furiex.com. The webcast will be archived shortly after the call for on-demand replay. The conference call will be broadcast live over the Internet and will also be available using the following direct dial numbers:

Participant dial-in:	+1.877.267.0934 (U.S./Canada)
+1.706.643.0961 (International)

Conference ID:	14593700

About Furiex

Furiex Pharmaceuticals is a drug development collaboration company that uses innovative clinical development design to accelerate and increase value of internal and partnered drug programs by advancing them through the drug discovery and development process in a cost-efficient manner. Development programs are designed and driven by a core team with extensive drug development experience. The company collaborates with pharmaceutical and biotechnology companies and has a strong, diversified product portfolio and pipeline with multiple therapeutic candidates including late-stage assets and two products on the market. The company’s mission is to develop innovative medicines faster and at a lower cost, thereby improving profitability and accelerating time to market while providing life-improving therapies for patients. For more information, visit www.furiex.com.

Except for historical information, all of the statements, expectations and assumptions contained in this news release are forward-looking statements that involve a number of risks and uncertainties. Although Furiex attempts to be accurate in making these forward-looking statements, it is possible that future circumstances might differ from the assumptions on which such statements are based. In addition, other important factors which could cause actual results to differ materially include the following: the risks and expense of continuing the research and development activities of our existing candidates; changes in the safety and efficacy profile of our existing candidates as they progress through research and development; potential FDA changes to its regulatory guidance; new collaborative agreements that we might enter into in the future; progress of product candidates in clinical trials as it relates to receiving future milestone payments; time required to gain regulatory approvals; the demand for our potential products, if and when approved; continuing losses and our potential need for additional financing; the costs of defending or prosecuting any patent opposition or litigation necessary to protect our proprietary technologies; and the other risk factors set forth from time to time in the SEC filings for Furiex, copies of which can be found on our website.

FURIEX PHARMACEUTICALS, INC.

COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2011	2010	2011
Revenue:
Milestones	$—	$—	$7,500	$—
Royalties	270	1,272	1,047	2,505
Service	—	—	75	—
Other	18	—	72	—

Total revenue	288	1,272	8,694	2,505

Direct expenses	—	—	21	—
Research and development expenses	19,993	12,024	40,227	38,123
Selling, general and administrative expenses	1,451	2,100	6,230	6,424
Depreciation and amortization	19	19	87	64

Total operating expenses	21,463	14,143	46,565	44,611

Operating loss	(21,175)	(12,871)	(37,871)	(42,106)
Interest expense	—	136	—	136
Other income, net	1	—	6	—

Loss from continuing operations before provision for income taxes	(21,174)	(13,007)	(37,865)	(42,242)
Provision for income taxes	6	6	8	18

Loss from continuing operations	(21,180)	(13,013)	(37,873)	(42,260)
Loss from discontinued operations, net of income taxes	—	—	(5,133)	—

Net loss	$(21,180)	$(13,013)	$(43,006)	$(42,260)

Loss from continuing operations per basic and diluted share	$(2.14)	$(1.32)	$(3.83)	$(4.28)

Loss from discontinued operations, net of income taxes per basic and diluted share	$—	$—	$(0.52)	$—

Net loss per basic and diluted share	$(2.14)	$(1.32)	$(4.35)	$(4.28)

Weighted-average shares used to compute net loss per basic and diluted share:	9,881	9,881	9,881	9,881

FURIEX PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	December 31, 2010	September 30, 2011
Assets
Current assets:
Cash and cash equivalents	$82,030	$44,809
Short-term investments	—	10,000
Accounts receivable, net	259	1,272
Prepaid expenses	226	411
Other current assets	740	—

Total current assets	83,255	56,492
Property and equipment, net	188	130
Goodwill	49,116	49,116

Total assets	$132,559	$105,738

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$96	$60
Accrued expenses	13,767	16,242
Current portion of long-term debt	—	541

Total current liabilities	13,863	16,843
Long-term debt, net	—	9,459
Other long-term liabilities	192	220

Total liabilities	14,055	26,522

Common stock, $0.001 par value, 40,000,000 shares authorized; 9,881,340 shares issued and outstanding at December 31, 2010 and September 30, 2011	10	10
Preferred stock, $0.001 par value, 10,000,000 shares authorized; No shares issued and outstanding at December 31, 2010 and September 30, 2011	—	—
Paid-in capital	153,638	156,610
Accumulated deficit	(35,144)	(77,404)

Total shareholders’ equity	118,504	79,216

Total liabilities and shareholders’ equity	$132,559	$105,738